Exhibit 5.1

COVINGTON & BURLING

1201 PENNSYLVANIA AVENUE NW	WASHINGTON
WASHINGTON DC 20004-2401	NEW YORK
TEL 202.662.6000	SAN FRANCISCO
FAX 202.662.6291	LONDON
WWW.COV.COM	BRUSSELS

April 13, 2004

JLG Industries, Inc.
1 JLG Drive
McConnellsburg, Pennsylvania 17233

Gentlemen:

     We refer to the Registration Statement on Form S-8 (the “Registration Statement”) covering 8,508,816 shares of the capital stock, par value $.20, of JLG Industries, Inc. (the “Company”), which Registration Statement is to be filed with the Securities and Exchange Commission on or about April 13, 2004. We have acted as counsel for the Company in connection with the JLG Industries, Inc. Long Term Incentive Plan (the “Plan”) pursuant to which those 8,508,816 shares are to be offered and are familiar with the corporate proceedings relating thereto. We have examined such documents and considered such matters of law as we have deemed necessary in giving this opinion.

     In our opinion, the 8,508,816 shares of capital stock to be offered pursuant to the Plan have been duly and validly authorized and, upon issuance and payment therefor in accordance with the Plan, will be legally issued and fully paid and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/S/ COVINGTON & BURLING